Exhibit 23.2

Consent of Independent Registered Accounting Firm

Golf Trust of America, Inc.

Charleston, South Carolina

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-56251, No. 333-39624, and No. 333-39622) and Form S-8 (No. 333-46657, No. 333-39628, and No. 333-46659) of Golf Trust of America, Inc. (the “Company”) of our report dated March 31, 2008, except as to the effects of discontinued operations discussed in Note 6, as to which the date is March 19, 2009, relating to the consolidated financial statements, which appears in the Company's proxy statement, which is incorporated by reference in this Report on Form 8-K.

 /s/ BDO Seidman, LLP

Charlotte, North Carolina

February 8, 2010